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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

              Current Report Pursuant to Section 13 or 15 (d) of
                      The Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) September 30, 2000

                           NOVA COMMUNICATIONS LTD.
            (Exact name of registrant as specified in its charter)


            NEVADA                    2-98014-D              95-4756822
(State or other jurisdiction of      (Commission            (IRS Employer
incorporation or organization)       File Number)       Identification Number

                   3830 Del Amo Blvd., Torrance,  CA  90503
                   ----------------------------------------
              (Address of principal executive offices) (Zip Code)

      Registrant's Telephone number, including area code: (310) 642 0200
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Item 2.  Acquisition or Disposition of Assets


     On July 25, 2000, the Company entered into a Share Exchange Agreement and Plan of Reorganization ("Agreement") with Communications 2000, Inc. and Kenneth
D. Owen, the President of Communications 2000, Inc. Pursuant to the Agreement, the Company acquired from Mr. Owen 90% of the issued and outstanding common stock of Communications 2000 in exchange for 3,000,000 shares of common stock of the Company. The share exchange was completed on October 1, 2000.

     During that time period, Communications 2000, Inc. with the Company's consent entered into an agreement to acquire all of the issued and outstanding common and preferred stock of Freepoint Telecom, Inc., and all of the issued and outstanding common stock of The Message on Hold Network of America, Inc. (MOHN) in exchange for Communications 2000, Inc. common stock. After all of the Freepoint and MOHN shareholders have received their Communications 2000, Inc. common stock, the percentage shareholdings in Communications 2000, Inc. will be as follows:

     Freepoint Shareholders (as a group)    48.44%
     Nova Communications Ltd.               38.77%
     Kenneth D. Owen                        09.69%
     Douglas N. Wall                        03.10%
                                           ------
                                           100.00%
                                           ======

     Communications 2000, Inc. is a privately-held corporation with offices in Torrance, California, which is in the business of selling and installing business communication systems.

     The required Financial Statements of Communications 2000, Inc. will be filed within sixty (60) days.

     A copy of the Agreement is attached as an exhibit to this Report.
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Item 5.  Other Events


     Murray W. Goldenberg submitted his resignation as President and a Director of the Company to be effective September 30, 2000. Kenneth D. Owen has been appointed President, effective September 30, 2000. Bryce Sherwood will be appointed to the Board of Directors to fill the vacancy created by Mr. Goldenberg's resignation as a Director.


                                                  NOVA COMMUNICATIONS LTD.
                                                  Registrant

                                                  By: /s/ Kenneth D. Owen
                                                      -------------------------
                                                      Kenneth D. Owen President